EXHIBIT 99.1

APTIMUS ANNOUNCES FOURTH QUARTER AND ANNUAL
2004 REVENUES TRIPLE

SAN FRANCISCO, February 17, 2004 — Aptimus, Inc. (OTCBB: APTM):

•	Reports 2004 Revenues of $14.0 Million

•	Achieves 2004 GAAP profit of $2.1 Million

•	Generates 2004 GAAP fully diluted EPS of $0.30, pre-tax

Aptimus, Inc., the performance-based advertising network, today announced 2004 annual revenues of $14.0 million, a 206% increase over $4.6 million of revenues in 2003 and in line with the company’s November 22, 2004 guidance of $14.0 million. For the fourth quarter of 2004, revenues increased 262% to $4.8 million from the prior year’s $1.3 million.

The company also reported a GAAP profit of $2.1 million for the year, or $0.30 earnings per share pre-tax calculated on a fully diluted weighted average of 7.2 million shares. This matched Aptimus’ November guidance of a GAAP profit of $2.1 million for the year, while the $0.30 EPS guidance was calculated then on a slightly smaller projected base of 7.1 million diluted shares. This 2004 net income represents an important milestone and a significant increase over the $1.5 million loss for the 2003 year, or $0.35 loss per share.

For the fourth quarter of 2004, the company reported $1.0 million in GAAP net income, or $0.14 per share based on 7.3 million fully diluted weighted average shares for the quarter. This represents a $1.2 million improvement in bottom line performance from the net loss of $197,000 for the same period in 2003, or $0.04 loss per share. The reported profit and per share amounts are determined without consideration of income tax expense. The tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved.

“The fourth quarter capped off an exceptional year for Aptimus,” said Tim Choate, President & CEO of Aptimus, Inc. “During 2004, we grew our business dramatically, achieved profitability, improved our cash position through profitability, and substantially increased the value of our shares,” added Choate. “Perhaps most importantly, we proved the power of our unique approach to online marketing during 2004, laying the foundation for what we believe will be an even more exciting future.”

Cost of revenue, or the fees earned by the company’s network publishers, during the year were $6.3 million, or 45% of revenues. For the fourth quarter of 2004, fees to publishers were $2.2 million, or 46% of revenues. The Company continues to anticipate that fees to publishers will average 47% of revenues for the 2005 year.

Aptimus ended the quarter with $3.6 million in cash, a 64% increase from the $2.2 million in cash at the end of the third quarter of 2004.

Business Outlook

For the year 2005, the company reiterates its expectation of $26.5 million in revenues, which represents projected growth of 89% over the 2004 year. The company also expects to achieve a net income of $6.0 million for 2005, representing a 182% increase over 2004, or $0.80 earnings per share based on an average of 7.5 million fully diluted shares for the year. The company is providing only annual guidance at this early stage of its evolution in a large growth opportunity.

While Aptimus will continue to emphasize annual guidance, the company has begun to identify seasonality patterns within its base of advertiser clients and website publishers. Based on these patterns, the company expects the second and third quarters of 2005 to be its strongest growth quarters as it saw in 2004. In addition, based on seasonality, Aptimus expects the first quarter of 2005 to show lower revenues than the fourth quarter of 2004, while revenues are expected to grow more than 100% from the first quarter of 2004.

The projected 2005 profit and per share amounts are determined without consideration of income tax expense. The tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved. The company is also not including the possible effect of expensing stock options in its 2005 projections as it is using the current stock option expensing rules in its forecast.

The company has several key initiatives for 2005 as follows.

First, Aptimus’ main focus remains to expand the reach of its network through the addition of new publishers. With this in mind, the company will continue to grow its business development team from its current staff of seven. Importantly, with the value in its approach to online marketing now established, Aptimus intends to target even the largest publishers, whose decision and contracting process is expected to take longer than smaller publishers, but who have the potential to materially accelerate revenue growth once they join the Aptimus Network. Aptimus also plans to expand marketing efforts for its EasyJoinTM program, which is designed for smaller publishers and now has over a hundred publishers signed up.

Second, the company plans to participate in driving what Aptimus believes is a natural trend from CPC, or cost per click based pricing models (also known as PPC or pay per click) to CPL, or cost per lead, based pricing. CPL pricing provides results-based advertisers with actual consumer request data and a more accountable model than CPC, without the inherent risks of receiving low converting clicks. Aptimus believes its proprietary Dynamic Revenue OptimizationTM approach and its expanding base of leading brand advertiser clients positions the company well to extend its network to include additional online media formats. The company will be testing multiple approaches in 2005 to help drive the marketplace from CPC toward CPL. These efforts are designed to create a wider diversity of distribution opportunities for advertiser clients, a broader set of media options for web site publishers, and more ways to connect with consumers.

Third, the company intends to move its stock listing back to the NASDAQ National Market in order to expand the availability and trading volume for its shares. In January of this year, the company applied for relisting on the NASDAQ National Market. The company’s listing application is subject to review by NASDAQ Listing Qualifications, which has sole discretion in determining whether to accept it. Unless and until NASDAQ accepts the application, the company’s shares will remain trading on the OTCBB.

Conference Call

Tim Choate will host a conference call today to review the company’s annual 2004 and fourth quarter 2004 results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is # 762812. In addition to the call, a webcast will be available live on the Internet, and a replay will also be accessible from the Investor section of the company’s website at www.aptimus.com until March 31, 2005.

About Aptimus, Inc.

Aptimus (www.aptimus.com) is a performance-based advertising network, generating new revenues for participating web site publishers while generating new sales leads for advertiser clients. For advertisers, the Aptimus Network offers a platform to present their offers across an audience of web site and email distribution channels. Marketers pay only for the results they achieve on a cost per click, cost per lead, cost per acquisition, or cost per impression basis, as well as combinations of those models. As a result, marketers can refine their offers and payment models to achieve their objectives. For web site publishers, the Aptimus Network generates new revenues while promoting offers from known brands in graphical formats that complement the publishers’ sites and adds value for their customers. At the core of the Aptimus Network platform is a proprietary database configuration and software platform supporting a direct marketing approach called Dynamic Revenue Optimization™, which automatically determines on a real-time basis specific advertiser offers for promotion on each publisher’s web site and in each email sent. The company’s primary offer presentation formats include cross-marketing promotions at the point of registration or other transactional activity on web sites, online advertising programs, and email marketing campaigns. Aptimus’ current clients include many of the top 500 direct marketers. Aptimus web site publishers include a diverse cross-section of the Internet. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the OTCBB under the symbol APTM. More information on Aptimus is available at the company’s website at http://www.aptimus.com

This press release contains statements that may constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company’s future success, the continuing nature of the company’s revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the market acceptance of the company’s products and services, the company’s future capital strategy, the company’s net income and earnings per share for 2005, and the company’s improving prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company’s operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the “Risk Factors” described in the company’s Annual Report on Form 10-K, dated March 30, 2004, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

Investor Relations:

Genesis Select
Budd Zuckerman at 303-415-0200

Or

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or
john.wade@aptimus.com.

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com

APTIMUS, INC.
Balance Sheet
(in thousands)
(unaudited)

	December, 31	December, 31

	2004	2003

ASSETS
Cash and cash equivalents	$3,610	$2,368
Accounts receivable, net	2,857	919
Prepaid expenses and other assets	130	166

Total current assets	6,597	3,453
Fixed assets, net of accumulated depreciation	549	408
Intangible assets, net	15	30
Long-term investments	--	40
Deposits	45	44

	$7,206	$3,975

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$1,375	$636
Accrued and other liabilities	631	259
Current portion of capital lease obligations	--	101

Total current liabilities	2,006	996
Notes payable, net of unamortized discount	--	267

Total liabilities	2,006	1,263

Shareholders' equity
Common stock, no par value	63,495	63,098
Additional paid-in capital	2,644	2,679
Deferred stock compensation	--	--
Accumulated deficit	(60,939)	(63,065)

Total shareholders' equity	5,200	2,712

	$7,206	$3,975

APTIMUS, INC.
Statement of Operation
(in thousands, except per share data)
(unaudited)

	Three months ended December 31,		Twelve months ended December 31,

	2004	2003	2004	2003

Net Revenues	$4,770	$1,317	$13,993	$4,571
Operating expenses
Cost of revenues	2,206	475	6,262	1,436
Sales and marketing	693	307	2,316	1,288
Connectivity and network costs	209	118	812	1,023
Research and development	154	126	615	527
General and administrative	436	409	1,564	1,423
Depreciation and amortization	57	58	255	315
Loss (gain) on disposal of long-term assets	--	(3)	1	37
Lease renegotiation costs and
impairment of leasehold improvements	--	--	--	--
Restructuring costs	--	--	--	--

Total operating expenses	3,755	1,490	11,825	6,049

Operating income (loss)	1,015	(173)	2,168	(1,478)
Interest expense	1	25	35	41
Interest income	16	1	33	8
Impairment of long-term investment	40	--	40	--

Net income (loss)	$990	$(197)	$2,126	$(1,511)

Basic net income (loss) per share	$0.17	$(0.04)	$0.38	$(0.35)

Weighted average shares used in computing basic
net loss per share	5,876	4,615	5,630	4,333

Diluted net income (loss) per share	$0.14	$(0.04)	$0.30	$(0.35)

Weighted average shares used in computing diluted
net loss per share	7,332	4,615	7,182	4,333